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                                                                    EXHIBIT 11.1

                             BUSINESS RESOURCE GROUP

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED OCTOBER 31,
                                                              -------------------------------------------------
                                                                 1996                1995                 1994
                                                               ------               ------               -----
     FULLY DILUTED

      Net income ...............................               $1,854
                                                               ======
      Pro forma net income .....................                                    $  999               $1,426
                                                                                    ======               ======

      Weighted average common shares
         outstanding............................                4,844                3,662               3,085
      Common equivalent shares:
         Stock options .........................                   42                   --                  58
         Supplemental shares (1) ...............                   --                  172                 263
                                                               ------               ------               -----

      Total common stock and common
         stock equivalents .....................                4,886                3,834               3,406
                                                               ======               ======               =====
      Net income per common share ..............               $  .38
                                                               ======
      Pro forma net income
         per common share ......................                                    $  .26               $ .42
                                                                                    ======               =====

(1) Represents the approximate number of shares that would have to have been sold to fund the distribution of undistributed S Corporation earnings. See Note 2 to Financial Statements.